EMPLOYMENT AGREEMENT


          AGREEMENT by and between PREMARK INTERNATIONAL, INC., a Delaware corporation (the "Company") and _____________________ (the "Executive"), dated as of the ____ day of ________________, 1996.

          The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1. Term of Agreement. (a) The term of this Agreement shall commence on the date hereof and shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid, three years from the date hereof, subject to extension as provided in Section 1(b) below; provided, however, that if a Change of Control shall have occurred prior to such date of termination this Agreement shall continue in effect until three years beyond the Effective Date (as defined in Section 1(c))and for such additional period as any obligation of the company under this Agreement shall remain unpaid.

               (b) Commencing one year from the date hereof, and on each subsequent anniversary of such date (such date and each subsequent anniversary thereof is hereinafter referred to as a "Renewal Date"), the term of this Agreement shall be automatically extended so as to terminate three years thereafter, unless at least 60 days prior to the next Renewal Date the Company shall give written notice to the Executive that the term of this Agreement shall not be so extended.

               (c) The "Effective Date" shall be the first date during the term of this Agreement (as defined in Section 1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer of the Company (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer employed by the Company.

               (d) Nothing contained in this Agreement shall impair or interfere in any way with the right of the Executive to terminate the Executive's employment or the right of the Company or any affiliated company to terminate the employment of the Executive with or without cause prior to the Effective Date. Nothing contained in this Agreement shall be construed as a contract of employment between the Company or any affiliated company and the Executive or as a right of the Executive to continue in the employ of the Company or any affiliated company, or as a limitation of the right of the Company or any affiliated company to discharge the Executive with or without cause prior to a Change of Control. Moreover, if prior to the Effective Date, (i) the Executive's employment with the Company terminates or (ii) the Executive ceases to be an officer of the Company, then the Executive shall have no further rights under this Agreement.

          2. Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

               (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the Company's securities entitled to vote in the election of directors; provided, however, that any acquisition by the Company or any of its subsidiaries, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or any merger or acquisition following which more than 60% of the combined voting power of the securities of the resulting parent corporation is held by the holders of the combined voting power of the Company's securities in substantially the same proportion as their ownership immediately prior to such transaction and the Incumbent Board still constitutes at least a majority of the Board, shall not constitute a Change of Control; or

               (b) Individuals who, as of November 6, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to November 6, 1996, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

               (c)  Approval by the shareholders of the Company of
(i) a complete liquidation or dissolution of the Company, or (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a reorganization, merger or consolidation of the Company, provided that such transaction shall not constitute a Change of Control if, following such transaction, the holders of the combined voting power of the Company's securities own more than 60% of the combined voting power of the securities of the corporation which acquires the assets in (ii) above or the parent corporation which results from the reorganization, merger or consolidation in (iii) above and the Incumbent Board still constitutes at least a majority of such entities; or

               (d) The sale or other disposition, in response to a pending or threatened Change of Control, of a majority of the voting stock or all or substantially all of the assets of the corporations comprising the decorative laminate business or the food equipment business, if the sales or operating income of such business constituted at least 20% of the Company's consolidated sales or operating income during the most recently completed fiscal year; provided that, if such an event takes place, the Executive will not have the right to terminate employment for any reason or for no reason during the Window Period under Section 5(c) and receive the benefits set forth in Section 6, but will have the right to terminate employment for Good Reason under Section 5(c) and receive such benefits. The Board of Directors of the Company shall determine, in its sole discretion, whether the sale or other disposition of such businesses is in response to a pending or threatened Change of Control. If the Board determines that such transaction is not in response to a pending or threatened Change of Control, the Executive shall have no right to the benefits set forth in this Agreement; provided, however, that the Board shall review the circumstances of such transaction, including management's role in initiating the transaction, its effect on shareholder value, and its effect on the Executive's responsibilities and terms of employment, and shall determine, in its sole discretion, whether all or any part of the benefits set forth in this Agreement shall be awarded to the Executive.

          3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

          4.   Terms of Employment.      (a) Position and Duties.
(i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

          For purposes of Section 4(a)(i) (A) such position, authority, duties and responsibilities shall be regarded as not commensurate if, as a result of a Change of Control, (I) the Company becomes a direct or indirect subsidiary of another corporation or becomes controlled, directly or indirectly, by an unincorporated entity (such ultimate parent corporation or unincorporated entity is hereinafter referred to as a "parent company"), or (II) all or substantially all of the assets of the Company are acquired by another corporation or corporations or unincorporated entity or entities owned or controlled, directly or indirectly, by another corporation or unincorporated entity (such ultimate parent corporation or unincorporated entity is also hereinafter referred to as a "parent company"), unless, in each case, (x) Section 12(b) of this Agreement shall have been complied with by any such parent company and (y) the Executive shall have assumed a position with such parent company and the Executive's position, authority, duties and responsibilities with such parent company are at least commensurate in all material respects with the most significant of those held, exercised and assigned with the Company at any time during the 90-day period immediately preceding the Effective Date.

               (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

               (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

               (ii) Incentive Awards. In addition to Annual Base Salary, the Executive shall be paid, for each fiscal year ending during the Employment Period, an annual incentive award (the "Annual Incentive Award") and a long-term incentive award (the "Long-Term Incentive Award" and together with the Annual Incentive Award, the "Incentive Awards") in cash at least equal to the average annual incentive award and the average long-term incentive award, respectively paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (together, the "Recent Incentive Awards"). In cases where the Executive received or deferred a pro rata award because his or her participation was for less than the full Annual Incentive Award fiscal year or Long-Term Incentive Award performance period, the Recent Incentive Awards shall be recalculated by increasing the awards for which a pro rata payment was received or deferred to the level they would have been had the Executive participated for the full fiscal year and performance period. The recalculation is solely for purposes of defining the term Recent Incentive Awards, and shall not entitle the Executive to any increase in awards paid or payable prior to the Effective Date. Each such Annual Incentive Award and Long-Term Incentive Award shall be paid no later than the end of the third month of the year next following the years for which the Annual Incentive Award or the Long-Term Incentive Award, as the case may be, is awarded, unless the Executive shall elect to defer the receipt of such Annual Incentive Award or Long-Term Incentive Award.

               (iii) Profit Sharing, Thrift, Savings and Pension Plans. In addition to Annual Base Salary and Incentive Awards payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all profit sharing, thrift, savings, supplemental plans and pension plans, practices, policies and programs generally applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with profit sharing opportunities (measured with respect to both regular and special profit sharing opportunities), thrift opportunities, savings opportunities and pension benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date.

               (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date.

               (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

               (vi) Perquisites. During the Employment Period, the Executive shall be entitled to perquisites in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

               (vii) Office and Support Staff.  During the
Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

               (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies.

          5. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means the absence of the Executive from the Executive's duties with the Company on a substantially full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

               (b)  Cause.  The Company may terminate the
Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

               (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

               (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

               (c) Good Reason; Window Period. The Executive's employment may be terminated (i) during the Employment Period by the Executive for Good Reason or (ii) during the Window Period by the Executive for any reason or for no reason (except as set forth in Section 2(d)). For purposes of this Agreement, the "Window Period" shall mean that 30-day period immediately following the first anniversary of the Effective Date. For purposes of this Agreement, "Good Reason" shall mean:

               (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (B) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (C) the Company's requiring the Executive to be based at any office or location other than that described in
Section 4(a)(i)(B) hereof;

               (D) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

               (E) any failure by the Company or any successor to comply with and satisfy Section 11(c) of this Agreement, provided that such successor has received at least ten days prior written notice from the Company or the Executive of the requirements of
Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

               (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive during the Window Period or for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

               (e) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive during the Window Period or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause, Disability or death, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          6. Obligations of the Company upon Termination. (a) Good Reason or during the Window Period; Other than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment either for Good Reason or for any reason or for no reason during the Window Period, the Company shall have the following obligations:

               (i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

               (A) the amount equal to the product of (x) three and (y) the sum of the Executive's Annual Base Salary and the greater of (i) the Executive's Recent Incentive Awards and (ii) the sum of the Annual Incentive Award and the Long-Term Incentive Award paid or payable, including by reason of any deferral, to the Executive for the most recently completed fiscal year in the case of the Annual Incentive Award and the most recently completed performance period in the case of the Long-Term Incentive Award ("Most Recent Incentive Awards"). In cases where the Executive received or deferred a pro rata award because his or her participation was for less than the full Annual Incentive Award fiscal year or Long-Term Incentive Award performance period, the Most Recent Incentive Awards shall be recalculated by increasing the awards for which a pro rata payment was received or deferred to the level they would have been had the Executive participated for the full fiscal year and performance period. The recalculation is solely for purposes of defining the term Most Recent Incentive Awards. Such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon such termination of employment under any severance plan, policy or arrangement of the Company; and

               (B) the amount equal to the product of (x) the sum of the maximum Annual Incentive Award and the maximum Long-Term Incentive Award that would have applied to the Executive under the applicable incentive plans of the Company and the policies and procedures thereunder for the fiscal year of the Company in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

               (C) the amount of the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and the amount of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay of the Executive not yet paid by the Company.

For purposes of this Agreement, the aggregate of the amounts described in clauses (A), (B) and (C) of this Section 6(a) shall hereafter be referred to as the "Special Termination Amount".

               (ii) For the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and, where applicable, the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies generally applicable to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families (for purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period); provided, however, that with respect to medical benefits, the Company shall continue, for the lifetime of the Executive, medical benefits for the Executive and the Executive's family no less favorable than the medical benefits provided to the Executive under the Premark International, Inc. health care plans (or any successor plans thereto) during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to any other peer executives of the Company and its affiliated companies and their families; and, provided, further, that, in the event the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under any employer provided plan, the medical and other welfare benefits described herein shall not be provided by the Company during such applicable period of eligibility, but shall resume if such period of eligibility shall terminate.

               (iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

               (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the payment by the Company of the Special Termination Amount, provided however, that the amount of such payment determined under Section 6(a)(i)(A) shall be adjusted as follows. The amount set forth in clause (A) shall be offset in all cases by the basic Company life insurance benefit paid or payable in respect of the Executive's death and, in addition, if the death occurs after the one year anniversary following the Change of Control, it shall be offset by the amount of any salary payments made to the Executive for any periods of employment following the Change of Control. The adjusted Special Termination Amount shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided generally by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death generally with respect to other peer executives of the Company and its affiliated companies and their families.

               (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the payment by the Company of the Special Termination Amount. The Special Termination Amount shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter through the Date of Termination generally with respect to other peer executives of the Company and its affiliated companies and their families.

               (d) Cause; Other than for Good Reason or during the Window Period. If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination either for Good Reason or for any reason or for no reason during the Window Period, this Agreement shall terminate without further obligations to the Executive, other than for the following obligations: (i) payment of the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) payment of the product of (x) the greater of the Recent Incentive Awards and the Most Recent Incentive Awards and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay of the Executive not yet paid by the Company (the amounts described in paragraphs (i), (ii) and (iii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination).

          7. Non-exclusivity. Except as explicitly modified or otherwise explicitly provided by this Agreement, (i) nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies and (ii) amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

          8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment. With the exception of any disputes regarding determinations made by the Board of Directors of the Company under Section 2(d) of this Agreement, the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the"Code").

          9.   Certain Additional Payments by the Company.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to promptly receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes on the Payment, the Executive is in the same after-tax position as if no Excise Tax had been imposed upon the Executive.

               (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether or when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the Company's public accounting firm (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 9, shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination.

               (c) The Executive shall notify the Company as soon as possible in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. If the Company notifies the Executive in writing within 30 days that it desires to contest such claim, the Executive shall cooperate with the Company in good faith in order effectively to contest such claim.

The Company shall control all proceedings taken in connection with such contest; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses and advances; and further provided that any extension of the statute of limitations is limited solely to such contested amount; and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          11. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          12. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:

               ____________________
               ____________________
               ____________________

               If to the Company:

               Premark International, Inc.
               1717 Deerfield Road
               Deerfield, Illinois  60015
               Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.


               (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision of this Agreement.

          13. Acknowledgement. The Executive acknowledges that he or she is a "bona fide executive" within the meaning of the Age
Discrimination in Employment Act and may be involuntarily retired at age 65.

          14.  Termination of Prior Agreement.  The Employment
Agreement dated _______________ between the Executive and the Company regarding rights and obligations following a change of control is hereby terminated.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
                                   ______________________________
                                        (Executive)
                                   PREMARK INTERNATIONAL, INC.
                                   By ____________________________